Exhibit 10(rrr)

REAL ESTATE LEASE WAIVER AGREEMENT

WAIVER AGREEMENT, dated as of February 27, 2006, by and between 4101 AUSTIN BOULEVARD CORP. (“Landlord”) and FRUCTIBAIL INVEST (“Tenant”).

Reference is made to the Real Estate Lease (the “Real Estate Lease”), of even date herewith, by and between Landlord, as landlord, and Tenant, as tenant, and to the Real Estate Sublease (the “Real Estate Sublease”) of even date herewith, by and between Tenant, as sublandlord, and The Bank of New York, as subtenant (“Subtenant”). Landlord and Tenant hereby agree as follows:

1. Tenant Waivers. So long as (a) no Sublandlord Termination Event shall have occurred under Section 16.1(B) of the Real Estate Sublease and (b) Landlord shall not be in default of its obligation to pay the Early Termination Amount to Tenant when due (subject to applicable grace periods) under the Real Estate Lease, Tenant hereby agrees to:

(1) waive all rights to make Alterations to the Premises pursuant to Article 3 of the Real Estate Lease;

(2) waive all provisions of Section 4.2 of the Real Estate Lease;

(3) waive the application of the Rules and Regulations to the Premises;

(4) waive all provisions of Article 14 of the Real Estate Lease; and

(5) waive all of Tenant’s rights under Article 10 and Article 11 of the Real Estate Lease (other than its right to terminate the Real Estate Lease pursuant to Section 10.2, Section 10.3(B) and Section 11.1 of the Real Estate Lease).

2. Landlord Agreements. So long as the Real Estate Sublease shall remain in effect and the Subtenant named therein shall be the Bank of New York, Landlord hereby agrees (i) (a) to waive the application of the Rules and Regulations to the Premises and (b) to waive all provisions of Section 9.1 and Section 9.3 of the Real Estate Lease, and (ii) that Subtenant shall have the right to make Alterations to the Premises without conditions (except as set forth in Article 6 of the Real Estate Lease) and without Landlord’s or any Third Party’s consent, such Alterations to be made consistent with the practices of Subtenant.

3. Further Agreements. If (a) a Sublandlord Termination Event shall have occurred under Section 16.1(B) of the Real Estate Sublease or (b) Landlord shall be in default of its obligation to pay the Early Termination Amount to Tenant when due (subject to applicable grace periods) under the Real Estate Lease, Tenant shall have the right, but not the obligation, under Article 10 of the Real Estate Lease to cause the Premises to be restored. So long as (a) no Sublandlord Termination Event shall have occurred under Section 16.1(B) of Real Estate Sublease and (b) Landlord shall not be in default of its obligation to pay the Early Termination Amount to Tenant when due (subject to applicable grace periods) under the Real Estate Lease, Tenant shall not have the right to mortgage Tenant’s leasehold estate in the Premises.

4. Casualty or Condemnation Proceeds. In the event that Tenant receives any money with respect to the subject matter of Article 10 or Article 11 of the Real Estate Lease, such amount will be credited against any Early Termination Amount then due and payable and any excess will

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be promptly reimbursed by Tenant to Landlord. Landlord and Tenant each shall be entitled to rely upon the agreements set forth herein.

5. Governing Law. This Waiver Agreement shall be governed by and construed in accordance with the law of the State of New York, including, without limitation, the laws applicable to commercial leases in New York.

6. Entire Agreement. This Waiver Agreement constitutes a Transaction Document (as defined in the Real Estate Lease) and, together with the Transaction Documents, contain the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Waiver Agreement shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

7. No Contest. Neither Landlord, Tenant nor their Affiliates shall directly or indirectly contest the validity of this Waiver Agreement.

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IN WITNESS WHEREOF, the parties hereto have respectively executed this Real Estate Lease Waiver Agreement as of the day and year first written above.

4101 AUSTIN BOULEVARD CORP.

By:	/s/ Stephen G. Petrula
Name: Stephen G. Petrula
Title: President

FRUCTIBAIL INVEST

By:	/s/ Fabrice Croppi /s/ Imed Ben Romdhane
Name: Fabrice Croppi Imed Ben Romdhane
Title: Co-Heads of Financial Engineering

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